Exhibit 3.81

ARTICLES OF INCORPORATION

OF

BLYTHE AMBULANCE SERVICE

ONE:  The name of this corporation is BLYTHE AMBULANCE SERVICE.

TWO:  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:  The name and address in this state of the corporation’s initial agent for service of process is GRETCHEN L. JESSOP, 9685 E. Rice Street, Blythe, California 92225.

FOUR:  The total number of shares which the corporation is authorized to issue is Two Hundred (200) shares.

DATED:   July 12, 1979

/s/ STANLEY W. JESSOP
STANLEY W. JESSOP, Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

/s/ STANLEY W. JESSOP
STANLEY W. JESSOP, Incorporator

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BLYTHE AMBULANCE SERVICE
a California corporation

The undersigned certifies that:

1.             They are the president and the chief financial officer, respectively, of Blythe Ambulance Service, a California corporation (the “Corporation”).

2.             The Articles of Incorporation of the Corporation are amended and restated to read as follows:

ARTICLE I:  The name of the Corporation is Blythe Ambulance Service.

ARTICLE II:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III:  The total number of shares which the Corporation is authorized to issue is One Thousand (1,000) shares.

ARTICLE IV:  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE V:  This Corporation is authorized to provide indemnifications of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section  204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

3.             The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4.             The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code.  The total number of outstanding shares of the Corporation is 100.  The numbers of shares voting in favor of the amendment equaled the vote required.  The required vote is a majority.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:	12/28/10	/s/ Leslie Jessop-Watkins
Leslie Jessop-Watkins, President

/s/ Leslie Jessop-Watkins
Leslie Jessop-Watkins, Chief Financial Officer